Exhibit 99

News Release                                For Release:  May 22, 2003
FirstEnergy Corp.
76 South Main Street
Akron, Ohio  44308

News Media Contact:                         Investor Contact:
Ralph DiNicola                              Kurt Turosky
(330) 384-5939                              (330) 384-5500


                      FIRSTENERGY REACHES AGREEMENT TO SELL
                  MIDLANDS ELECTRICITY TO SCOTTISH AND SOUTHERN


       AKRON, Ohio - FirstEnergy Corp. (NYSE: FE) announced today that it has reached an agreement to sell its 20.1 percent interest in United Kingdom-based Aquila Sterling Limited, parent company of Midlands Electricity, to Scottish and Southern Energy plc, as part of a transaction that also includes Kansas City, Missouri-based Aquila, Inc.'s (NYSE: ILA) 79.9 percent interest.

       Under terms of the agreement, Scottish and Southern will pay the companies approximately $70 million, with FirstEnergy receiving approximately $14 million. Midlands debt will remain with that company. Because the sale is contingent on reaching agreement with bondholders of Avon Energy Partners Holdings for the retirement of their bonds at 86 percent of their nominal value, closing of the transaction may take several months.

       "Completing the sale of Midlands is consistent with our strategy to focus on retail energy and related services in the northeastern United States," said FirstEnergy Chairman and Chief Executive Officer H. Peter Burg.

       FirstEnergy acquired Avon Energy Partners as part of its November 2001 merger with the former GPU, Inc., and sold Aquila a 79.9 percent economic interest in May 2002 for $264 million. That transaction included $150 million at closing and a promissory note from Aquila, which required six annual payments of $19 million to FirstEnergy, the first of which was made earlier this month. FirstEnergy intends to sell the note, which has a receivable balance of $95 million, in the secondary market.


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       In the fourth quarter of 2002,  FirstEnergy reduced the carrying value of its 20.1 percent equity investment in Aquila Sterling by $50 million, resulting in an $0.11 per share non-cash charge against earnings. The remaining effect on earnings related to the sale of FirstEnergy's 20.1 percent interest to Scottish and Southern is expected to be minimal.

       FirstEnergy is a registered public utility holding company headquartered in Akron, Ohio. Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity; exploration and production of oil and natural gas; transmission and marketing of natural gas; and energy management and other energy-related services.

Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy market prices, legislative and regulatory changes (including revised environmental requirements), availability and cost of capital, inability to accomplish or realize anticipated benefits of strategic goals and other similar factors.


                                    (052203)